EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz
Executive Vice President
Shared Services
(203) 849-7938

FD
Investors: Eric Boyriven / Alexandra Tramont
(212) 850-5600

Linden Alschuler & Kaplan, Inc.
(212) 575-4545

EMCOR GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS
- 2009 Diluted EPS of $2.38, Including Non-Cash Impairment Charge -
- Record Full Year Operating Margin of 4.7% -
- Record Operating Cash Flow of $359 million for 2009 -

NORWALK, CONNECTICUT, February 25, 2010 – EMCOR Group, Inc. (NYSE: EME) today reported results for the fourth quarter and full year ended December 31, 2009.

For the 2009 fourth quarter, the Company reported net income(1) of $39.2 million, or $0.58 per diluted share, compared to net income(1) of $60.3 million, or $0.90 per diluted share, in the fourth quarter of 2008. In the 2009 fourth quarter, revenues were $1.36 billion, compared to $1.68 billion in the fourth quarter of 2008.

The Company’s results for the 2009 fourth quarter include a non-cash impairment charge of $13.5 million, or $0.14 per diluted share after tax, as a result of a change in the fair value of trade names and customer relationships associated with certain prior acquisitions. This charge is included as part of selling, general and administrative expenses.

Operating income in the 2009 fourth quarter was $56.0 million, compared to operating income of $100.9 million in the same quarter a year ago. As a percentage of revenues, operating income in the fourth quarter of 2009 was 4.1%, compared with 6.0% in the 2008 fourth quarter. Selling, general and administrative expenses (SG&A) increased $9.3 million to $153.8 million, or 11.3% of revenues, in the fourth quarter of 2009, compared to $144.5 million, or 8.6% of revenues, in the comparable prior year period. Excluding the impairment charge, 2009 fourth quarter SG&A would have been $140.3 million, or 10.3% of revenues, and operating income would have been $69.5 million, or 5.1% of revenues. Included in operating income in the 2009 and 2008 fourth quarters were restructuring expenses of $1.8 million and $1.7 million, respectively.

Contract backlog as of December 31, 2009 was $3.15 billion, compared to contract backlog of $4.00 billion as of December 31, 2008 and $3.39 billion as of September 30, 2009. The year-over-year decline in backlog was principally attributable to reduced contract awards in the hospitality and gaming and commercial sectors, partially offset by backlog growth in the healthcare and institutional sectors.

EMCOR Reports Fourth Quarter Results	Page 2

For the full year 2009, net income(1) was $160.8 million, or $2.38 per diluted share, compared to $182.2 million, or $2.71 per diluted share, a year ago. The full year 2009 results include a non-cash impairment charge of $13.5 million, or $0.13 per diluted share after tax, as a result of a change in the fair value of trade names and customer relationships associated with certain prior acquisitions. Revenues for the full year totaled $5.55 billion, compared to $6.79 billion for the full year 2008.

For the full year 2009, operating income was $262.4 million, or 4.7% of revenues, compared to operating income of $302.6 million, or 4.5% of revenues, in the prior year. Operating income for 2009 included the aforementioned $13.5 million impairment charge and restructuring expenses of $6.0 million. Operating income in 2008 included restructuring expenses of $1.8 million. SG&A for the full year 2009 was $556.5 million, or 10.0% of revenues, compared to $582.3 million, or 8.6% of revenues, for the full year 2008.

Frank T. MacInnis, Chairman and CEO of EMCOR Group, commented, “Despite the economic challenges faced throughout 2009, EMCOR Group’s fourth quarter capped a year in which we generated the second highest level of profits in our history, surpassed only by our extraordinary performance in 2008. Our results are reflective of the many actions we have taken to better position our business across the economic cycle, as well as our disciplined approach to project bidding and cost controls, which allowed us to achieve increased operating margins for the full year despite lower revenue levels. We maintained our focus on cash generation throughout the year, and in doing so achieved record levels of cash flow and further strengthened what was already a robust and liquid balance sheet.”

Mr. MacInnis continued, “Backlog trends in the fourth quarter were largely similar to those we have seen in recent quarters. Commercial and hospitality and gaming sectors continue to show significant softness in demand. Excluding these sectors, our year-end backlog was down only 6.5% from the prior year. This is a testament to the effectiveness of our long-term market and service diversification strategy.”

Mr. MacInnis added, “As anticipated, we have begun to see some contribution to our backlog from stimulus-related spending, as more technically sophisticated projects, which are aligned with our core competencies and typically take more time to engineer and design, begin to enter the market. We are well positioned to capture additional stimulus projects with our wide array of service offerings and unmatched geographic footprint.”

Mr. MacInnis concluded, “We enter 2010 with a solid margin base and stronger financial positioning relative to previous economic cycles, but we remain cautious about the broader economic environment with a continuing lack of visibility in some of our end markets. While we are seeing some stabilization in our overall backlog levels and growth in areas such as healthcare and government services, there has been a shift in mix towards a greater percentage of public and quasi-public projects, which will affect margins during the year. Our focus will continue to be on execution and cost management, as well as bidding discipline. This bidding discipline may affect backlog growth and earnings power in the near-term but will enable us to retain capacity necessary to commit quickly to projects with more compelling economics when market conditions inevitably improve.”

EMCOR Reports Fourth Quarter Results	Page 3

The Company noted that, based on the current size and mix of its contract backlog and assuming a continuation of existing market conditions, it expects to generate revenues in 2010 of approximately $5 billion and diluted earnings per share for 2010 of $1.45 to $1.85. While a material deterioration in market conditions from current levels could cause the Company’s performance to fall below this range, benefits from the economic stimulus plan, accretive acquisitions, and/or improved credit markets could provide opportunities to exceed these estimates.

EMCOR Group, Inc. is a Fortune 500® worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services. This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

EMCOR Group’s fourth quarter conference call will be available live via internet broadcast today, Thursday, February 25, at 10:30 AM Eastern Standard Time. You can access the live call through the Home Page of the Company’s Web site at www.emcorgroup.com.

(1)

EMCOR adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of our Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets. EMCOR uses the captions recommended by this standard in its condensed consolidated financial statements such as “net income attributable to EMCOR Group, Inc.” and “basic and diluted earnings per common share attributable to EMCOR Group, Inc. common stockholders.” However, in the preceding release EMCOR has shortened this language to “net income” and “earnings per share”.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2009 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

- FINANCIAL TABLES FOLLOW -

EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$1,358,651	$1,680,518	$5,547,942	$6,785,242
Cost of sales	1,147,039	1,433,349	4,723,042	5,898,591
Gross profit	211,612	247,169	824,900	886,651
Selling, general and administrative expenses	153,811	144,543	556,475	582,317
Restructuring expenses	1,800	1,686	6,000	1,757

Operating income	56,001	100,940	262,425	302,577
Interest expense, net	931	259	3,155	1,854

Income before income taxes	55,070	100,681	259,270	300,723
Income tax provision	15,069	39,721	96,193	116,588

Net income including noncontrolling interests	40,001	60,960	163,077	184,135
Less: Net income attributable to noncontrolling interests	818	673	2,321	1,931

Net income attributable to EMCOR Group, Inc. (1)	$39,183	$60,287	$160,756	$182,204

Basic earnings per common share:

Net income attributable to EMCOR Group, Inc. common stockholders	$0.59	$0.92	$2.44	$2.79

Diluted earnings per common share:

Net income attributable to EMCOR Group, Inc. common stockholders	$0.58	$0.90	$2.38	$2.71

Weighted average shares of common stock outstanding:
Basic	66,045,957	65,493,047	65,910,793	65,373,483
Diluted	67,786,872	66,852,379	67,445,285	67,117,261

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$726,975	$405,869
Accounts receivable, net	1,057,171	1,390,973
Costs and estimated earnings in excess of billings
on uncompleted contracts	90,049	105,441
Inventories	34,468	54,601
Prepaid expenses and other	68,702	56,691
Total current assets	1,977,365	2,013,575

Investments, notes and other long-term receivables	19,287	14,958
Property, plant & equipment, net	92,057	96,716
Goodwill	593,628	582,714
Identifiable intangible assets, net	264,522	292,128
Other assets	35,035	30,352
Total assets	$2,981,894	$3,030,443

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under working capital credit line	$—	$—
Current maturities of long-term debt and capital
lease obligations	45,100	3,886
Accounts payable	379,764	500,881
Billings in excess of costs and estimated earnings
on uncompleted contracts	526,241	601,834
Accrued payroll and benefits	215,967	221,564
Other accrued expenses and liabilities	167,533	184,990
Total current liabilities	1,334,605	1,513,155

Long-term debt and capital lease obligations	150,251	196,218
Other long-term obligations	270,572	270,301
Total liabilities	1,755,428	1,979,674
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,218,071	1,043,345
Noncontrolling interests	8,395	7,424
Total equity	1,226,466	1,050,769
Total liabilities and equity	$2,981,894	$3,030,443

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